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                                                                Exhibit (h)(1)

                            TRANSFER AGENCY AGREEMENT

         AGREEMENT made as of August 1, 1984, by and between CHESTNUT STREET EXCHANGE FUND, a California Limited Partnership (the "Fund"), and PROVIDENT FINANCIAL PROCESSING CORPORATION, a Delaware corporation ("PFPC"), which is an indirect, wholly-owned subsidiary of PNC Financial Corp.

                                  R E C I T A L

         WHEREAS, the Fund desires to retain PFPC to serve as the Fund's transfer agent and dividend disbursing agent, and PFPC is willing to furnish such services;

         NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, it is agreed between the parties hereto as follows:

         1. Appointment. The Fund hereby appoints PFPC to serve as transfer agent and dividend disbursing agent for the Fund with respect to the units of limited partnership interest of the Fund ("Shares"), for the period and on the terms set forth in this Agreement. PFPC accepts such appointment and agrees to furnish the services herein set forth in return for the compensation as provided in Paragraph 15 of this Agreement.

         2. Delivery of Documents. The Fund has furnished PFPC with copies properly certified or authenticated of each of the following:

                  (a) Resolutions of the Fund's Managing General Partners authorizing the appointment of PFPC as transfer agent and dividend disbursing agent for the Fund and approving this Agreement;
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                  (b) Appendix A identifying and containing the signatures of the Fund's officers and/or other persons authorized to sign Written Instructions, as hereinafter defined, on behalf of the Fund;

                  (c) The Fund's Restated Certificate and Agreement of Limited Partnership recorded with the office of the County Recorder of Los Angeles County, California and all restatements and amendments thereto (such Restated Certificate and Agreement of Limited Partnership, as presently in effect and as it may hereinafter be restated or amended, is herein called the "Certificate"); and

                  (d) The Fund's most recent prospectus (such prospectus, as presently in effect and all amendments and supplements thereto are herein called the "Prospectus").

         The Fund will furnish PFPC from time to time with copies, properly certified or authenticated, of all amendments of or supplements to the foregoing, if any.

         3. Definitions.

                  (a) "Authorized Person". As used in this Agreement, the term "Authorized Person" means any person duly authorized to give Oral and Written Instructions on behalf of the Fund and listed on the Certificate annexed hereto as Appendix A or any amendment thereto as may be received by PFPC from time to time.

                  (b) "Oral Instructions". As used in this Agreement, the term "Oral Instructions" means verbal instructions actually received by PFPC from an Authorized Person or from a person reasonably believed by PFPC to be an Authorized Person. The Fund agrees to deliver to PFPC, at the time and in the manner specified in Paragraph 4(b) of this Agreement, Written Instructions confirming Oral Instructions.


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                  (c) "Written Instructions". As used in this Agreement, the term "Written Instructions" means written instructions delivered by mail, tested telegram, cable, telex or facsimile sending device, and received by PFPC and signed by an Authorized Person unless otherwise required by a resolution of the Managing General Partners furnished to Provident pursuant to Section 2 hereof.

         4. Instructions Consistent with Charter, etc.

                  (a) Unless otherwise provided in this Agreement, PFPC shall act only upon Oral or Written Instructions. PFPC may assume that any Oral or Written Instructions received hereunder are not in any way inconsistent with any provisions of the Fund's Agreement of Limited Partnership or any resolution of the Managing General Partners.

                  (b) PFPC shall be entitled to rely upon any Oral Instructions and any Written Instructions actually received by PFPC pursuant to this Agreement. The Fund agrees to forward to PFPC Written Instructions confirming Oral Instructions in such manner that the Written Instructions are received by PFPC, whether by hand delivery, telex, facsimile sending device or otherwise, by the close of business of the same day that such Oral Instructions are given to PFPC. The Fund agrees that the fact that such confirming Written Instructions are not received by PFPC shall in no way affect the validity of the transactions or enforceability of the transactions authorized by the Fund by giving Oral Instructions. The Fund agrees that PFPC shall incur no liability to the Fund in acting upon Oral Instructions given to PFPC hereunder concerning such transactions provided such instructions reasonably appear to have been received from an Authorized Person.

         5. Transactions Not Requiring Instructions. In the absence of contrary Written Instructions, PFPC is authorized to take the following actions:


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                  (a) Issuance of Shares. PFPC shall issue and credit the
account of an investor with Fund Shares in the manner described in the Prospectus.

                  (b) Redemptions. Upon receipt of a redemption order, PFPC shall redeem Fund Shares in the manner described in the Prospectus.

         6. Dividends and Distributions. The Fund shall furnish PFPC with appropriate evidence of action by the Fund's Managing General Partners authorizing the declaration of dividends and distributions as described in the Prospectus. After deducting any amount required to be withheld by any applicable tax laws, rules and regulations or other applicable laws, rules and regulations, PFPC shall, as agent for each Shareholder and in accordance with the provisions of the Fund's Prospectus, pay dividends in cash, or, if requested in proper form by a Shareholder, invest dividends in Shares, in the manner described in the Prospectus.

         PFPC shall prepare, file with the Internal Revenue Service, and address and mail to Shareholders such returns and information relating to dividends and distributions paid by the Fund as are required to be so prepared, filed and mailed by applicable laws, rules and regulations, or such substitute form of notice as may from time to time be permitted or required by the Internal Revenue Service. On behalf of the Fund, PFPC shall pay on a timely basis to the appropriate Federal authorities any taxes required by applicable Federal tax laws to be withheld on dividends and distributions paid by the Fund.

         7. Communications with Shareholders.

                  (a) Communications to Shareholders. PFPC will address and mail all communications by the Fund to its Shareholders, including reports to Shareholders, confirmations of purchases and redemptions of Fund Shares, dividend and distribution notices


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and proxy material for its annual meetings of partners. PFPC will receive and tabulate the proxy cards for the annual meetings of the Fund's partners.

                  (b) Correspondence. PFPC will answer such correspondence from Shareholders, securities brokers and others relating to its duties hereunder and such other correspondence as may from time to time be mutually agreed upon between PFPC and the Fund.

         8. Records. PFPC shall maintain records of the accounts for each Shareholder showing the following information:

                           (i) name, address and United States Tax
                  Identification or Social Security number;

                           (ii) number of Shares held and number of Shares for
                  which certificates, if any, have been issued, including certificate numbers and denominations;

                           (iii) historical information regarding the account of
                  each Shareholder, including dividends and distributions paid and the date and price for all transactions on a Shareholder's account;

                           (iv) any stop or restraining order placed against a
                  Shareholder's account;

                           (v) any correspondence relating to the current
                  maintenance of a Shareholder's account;

                           (vi) information with respect to withholdings; and

                           (vii) any information required in order for PFPC to
                  perform any calculations contemplated or required by this Agreement.

         The books and records pertaining to the Fund which are in the possession of PFPC shall be the property of the Fund. Such books and records shall be prepared and


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maintained as required by the 1940 Act and other applicable securities laws and rules and regulations. The Fund, or the Fund's authorized representatives, shall have access to such books and records at all times during PFPC's normal business hours. Upon the reasonable request of the Fund, copies of any such books and records shall be provided by PFPC to the Fund or the Fund's authorized representative at the Fund's expense.

         9. Reports. PFPC shall furnish the Fund with the following reports:

                  (a) such periodic and special reports as the Fund may reasonably request; and

                  (b) such other information, including Shareholder lists and statistical information concerning accounts as may be agreed upon from time to time between the Fund and PFPC.

         In addition, PFPC shall prepare and submit for recording, in accordance with the requirements of any applicable jurisdiction, amendments to the Fund's Certificate as shall be required from time to time.

         10. Cooperation With Accountants. PFPC shall cooperate with the Fund's independent public accountants and shall take all reasonable action in the performance of its obligations under this Agreement to assure that the necessary information is made available to such accountants for the expression of their unqualified opinion, including but not limited to the opinion included in the Fund's annual report on Form N-lR or such substitute report as may be in effect from time to time.

         11. Confidentiality. PFPC agrees on behalf of itself and its employees to treat confidentially all records and other information relative to the Fund and its prior, present or potential Shareholders except, after prior notification to and approval in writing by the Fund,


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which approval shall not be unreasonably withheld and may not be withheld where
PFPC may be exposed to civil or criminal contempt proceedings for failure to comply, when requested to divulge such information by duly constituted authorities, or when so requested by the Fund.

         12. Equipment Failures. In the event of equipment failures beyond PFPC's control, PFPC shall, at no additional expense to the Fund, take reasonable steps to minimize service interruptions but shall have no liability with respect thereto. The foregoing obligation shall not extend to computer terminals located outside of premises maintained by PFPC. PFPC shall enter into and shall maintain in effect with appropriate parties one or more agreements making reasonable provision for emergency use of electronic data processing equipment to the extent appropriate equipment is available.

         13. Right to Receive Advice.

                  (a) Advice of Fund. If PFPC shall be in doubt as to any action to be taken or omitted by it, it may request, and shall receive, from the Fund directions or advice, including Oral or Written Instructions where appropriate.

                  (b) Advice of Counsel. If PFPC shall be in doubt as to any question of law involved in any action to be taken or omitted by PFPC, it may request advice at its own cost from counsel of its own choosing (who may be counsel for the Fund or PFPC, at the option of PFPC).

                  (c) Conflicting Advice. In case of conflict between directions, advice or Oral or Written Instructions received by PFPC pursuant to subparagraph (a) of this paragraph and advice received by PFPC pursuant to subparagraph (b) of this paragraph, PFPC shall be entitled to rely on and follow the advice received pursuant to the latter provision alone.


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                  (d) Protection of PFPC. PFPC shall be protected in any action or inaction which it takes in reliance on any directions, advice or Oral or Written Instructions received pursuant to subparagraphs (a) or (b) of this paragraph which PFPC, after receipt of any such directions, advice or Oral or Written Instructions, in good faith believes to be consistent with such directions, advice or Oral or Written Instructions, as the case may be. However, nothing in this paragraph shall be construed as imposing upon PFPC any obligation (i) to seek such directions, advice or Oral or Written Instructions, or (ii) to act in accordance with such directions, advice or Oral or Written Instructions when received, unless, under the terms of another provision of this Agreement, the same is a condition to PFPC's properly taking or omitting to take such action. Nothing in this subsection shall excuse PFPC when an action or omission on the part of PFPC constitutes willful misfeasance, bad faith, gross negligence or reckless disregard by PFPC of any duties, obligations or responsibilities not expressly provided for in this Agreement or PFPC's negligent failure to perform its duties expressly provided for in this Agreement.

         14. Compliance with Governmental Rules and Regulations. The Fund assumes full responsibility for insuring that the contents of each prospectus of the Fund complies with all applicable requirements of the Securities Act of 1933 (the "1933 Act"), the Investment Company Act of 1940 (the "1940 Act") and any laws, rules and regulations of governmental authorities having jurisdiction.

         15. Compensation. As compensation for the services rendered by PFPC from the date of this Agreement to July 31, 1986, the Fund will pay to PFPC monthly, fees equal to $12,500 per year and PFPC's out-of-pocket expenses relating to such services, including, but not limited to, expenses of postage, telephone, TWX rental and line charges, communications forms,


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proxy forms and Shareholder consultation expenses. In addition, the Fund shall pay PFPC $2,500 representing payments made by PFPC for tax accounting services from the period January 1, 1984 through July 31, 1984. The compensation to be paid to PFPC after July 31, 1986 shall be agreed upon by the parties hereto and included as an amendment hereto.

         16. Indemnification. The Fund agrees to indemnify and hold harmless PFPC and its nominees from all taxes, charges, expenses, assessments, claims and liabilities (including, without limitation, liabilities arising under the 1933 Act, the Securities Exchange Act of 1934, the 1940 Act, and any state and foreign securities and blue sky laws, all as or to be amended from time to time) and expenses, including (without limitation) attorneys' fees and disbursements, arising directly or indirectly from any action or thing which PFPC takes or does or omits to take or do (i) at the request or on the direction of or in reliance on the advice of the Fund or (ii) upon Oral or Written Instructions, provided, that neither PFPC nor any of its nominees shall be indemnified against any liability to the Fund or to its Shareholders (or any expenses incident to such liability) arising out of (x) PFPC's or such nominee's own willful misfeasance, bad faith or gross negligence or reckless disregard of its duties in connection with the performance of any duties, obligations or responsibilities not expressly provided for in this Agreement or (y) PFPC's or such nominee's own negligent failure to perform its duties expressly provided for in this Agreement or otherwise agreed to by PFPC in writing.

         17. Responsibility of PFPC. PFPC shall be under no duty to take any action on behalf of the Fund except as specifically set forth herein or as may be specifically agreed to by PFPC in writing. In the performance of its duties hereunder, PFPC shall be obligated to exercise care and diligence and to act in good faith and to use its best efforts within reasonable limits to ensure the accuracy and completeness of all services performed under this Agreement.


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PFPC shall be responsible for its own negligent failure to perform its duties under this Agreement, but to the extent that duties, obligations and responsibilities are not expressly set forth in this Agreement, PFPC shall not be liable for any act or omission which does not constitute willful misfeasance, bad faith or gross negligence on the part of PFPC or reckless disregard of such duties, obligations and responsibilities. Without limiting the generality of the foregoing or of any other provision of this Agreement, PFPC in connection with its duties under this Agreement shall not be under any duty or obligation to inquire into and shall not be liable for or in respect of (a) the validity or invalidity or authority or lack thereof of any Oral or Written Instruction, notice or other instrument which conforms to the applicable requirements of this Agreement, if any, and which PFPC reasonably believes to be genuine, or (b) delays or errors or loss of data occurring by reason of circumstances beyond PFPC's control, including acts of civil or military authority, national emergencies, labor difficulties, fire, mechanical breakdown (except as provided in Paragraph 12 hereof), flood or catastrophe, acts of God, insurrection, war, riots or failure of the mails, transportation, communication or power supply.

         18. Fund Liability. The persons executing this Agreement on behalf of the Fund have executed the Agreement as Managing General Partners or officers of the Fund and not individually. The obligations of the Fund hereunder and any liabilities or claims in connection therewith are not binding upon any of the Limited Partners of the Fund individually, but are binding only upon the assets and property of the Fund.

         19. Duration and Termination. This Agreement shall continue until termination by the Fund on sixty (60) days' written notice or by PFPC on ninety
(90) days' written notice.


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         20. Notices. All notices and other communications, including Written
Instructions (collectively referred to as "Notice" or "Notices" in this paragraph), hereunder shall be in writing or by confirming telegram, cable, telex or facsimile sending device. Notices shall be addressed (a) if to PFPC at PFPC's address, P.O. Box 8950, Wilmington, Delaware 19899; (b) if to the Fund, at the address of the Fund; or (c) if to neither of the foregoing, at such other address as shall have been notified to the sender of any such Notice or other communication. If the location of the sender of a Notice and the address of the addressee thereof are, at the time of sending, more than 100 miles apart, the Notice may be sent by first-class mail, in which case it shall be deemed to have been given five days after it is sent, or if sent by confirming telegram, cable, telex or facsimile sending device, it shall be deemed to have been given immediately, and, if the location of the sender of a Notice and the address of the addressee thereof are, at the time of sending, not more than 100 miles apart, the Notice may be sent by first-class mail, in which case it shall be deemed to have been given three days after it is sent, or if sent by messenger, it shall be deemed to have been given on the day it is delivered, or if sent by confirming telegram, cable, telex or facsimile sending device, it shall be deemed to have been given immediately. All postage, cable, telegram, telex and facsimile sending device charges arising from the sending of a Notice hereunder shall be paid by the sender.

         21. Further Actions. Each party agrees to perform such further acts and execute such further documents as are necessary to effectuate the purposes hereof.

         22. Amendments. This Agreement or any part hereof may be changed or waived only by an instrument in writing signed by the party against which enforcement of such change or waiver is sought.


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         23. Assignment. This Agreement may not be assigned by PFPC without the
Fund's consent. PFPC may sub-contract to qualified entities certain of its duties hereunder, provided, however, that PFPC shall remain responsible for the performance of all of its duties hereunder notwithstanding any such sub-contracting arrangement.

         24. Miscellaneous. This Agreement embodies the entire agreement and understanding between the parties hereto, and supersedes all prior agreements and understandings relating to the subject matter hereof, provided that the parties hereto may embody in one or more separate documents their agreement, if any, with respect to Oral Instructions. The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect. This Agreement shall be deemed to be a contract made in Delaware and governed by Delaware law. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby. This Agreement shall be binding and shall inure to the benefit of the parties hereto and their respective successors.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their officers designated below on the day and year first above written.

                                             CHESTNUT STREET EXCHANGE FUND


Attest:  /s/ Morgan R. Jones                 By  /s/ Edward J. Roach
                                                 --------------------------

[SEAL]                                       PROVIDENT FINANCIAL PROCESSING
                                             CORPORATION


Attest:  /s/ John D. Silcox, Jr.             By  /s/ John W. McLaughlin
                                                 --------------------------